Exhibit 99.1
FOR IMMEDIATE RELEASE
ENNIS, INC. REPORTS RESULTS
FOR THE FIRST QUARTER ENDED MAY 31, 2011
     Midlothian, June 20, 2011 — Ennis, Inc. (the “Company”), (NYSE: EBF), today reported financial results for the first quarter ended May 31, 2011.
Highlights
•	Consolidated revenues for the quarter increased $2.6 million, or 1.8% over the comparable quarter last year.

•	Apparel sales increased $3.1 million, or 4.2% over the comparable quarter last year.

•	Diluted earnings per share decreased from $.50 per share for the same quarter last year to $.44 for the current quarter.
Financial Overview
          For the quarter, consolidated net sales increased by $2.6 million, or 1.8%, from $140.7 million for the quarter ended May 31, 2010 to $143.3 million for the quarter ended May 31, 2011. Print sales for the quarter were $67.1 million, compared to $67.8 million for the same quarter last year, or a decrease of 1.0%. Apparel sales for the quarter were $76.1 million, compared to $73.0 million for the same quarter last year, or an increase of 4.2%. Overall gross profit margins (“margins”) decreased from 30.0% to 27.7% for the quarters ended May 31, 2010 and May 31, 2011, respectively. Print margins decreased from 30.3% to 28.8%, and Apparel margins decreased from 29.7% to 26.8%, for the quarters ended May 31, 2010 and May 31, 2011, respectively. Net earnings for the quarter decreased from $13.0 million, or 9.3% of sales, for the quarter ended May 31, 2010 to $11.4 million, or 8.0% of sales, for the quarter ended May 31, 2011. Diluted EPS decreased from $0.50 per share to $0.44 per share for the quarters ended May 31, 2010 and May 31, 2011, respectively.
          The Company, during the quarter, generated $21.9 million in EBITDA (earnings before interest, taxes, depreciation, and amortization) compared to $23.7 million for the comparable quarter last year.

	Three months ended
	May 31,
	2011	2010
Earnings before income taxes	$17,850	$20,536
Interest expense	818	437
Depreciation/amortization	3,199	2,776

EBITDA (non-GAAP)	$21,867	$23,749

          Keith Walters, Chairman, Chief Executive Officer and President, commented by saying, “Overall we are pleased with the operational results this quarter, even though our reported margins for both sectors decreased over their comparables due to higher raw material costs. In our Apparel sector alone, our raw material costs flowing through our operating results increased approximately 35% over the comparable quarter last year. In addition, our Apparel sector had manufacturing inefficiencies associated with the start-up and transition to our new manufacturing facility in Agua Prieta, Mexico of approximately $2.2 million, or 289 basis points, which were not incurred during the same quarter last year. Our major concern for the current fiscal year still remains the high cost of cotton. Even with the significant increase in our cotton cost flowing through our operating results this quarter, the current cost of cotton going into our inventory is still much higher. Our ability to pass these cost increases on to the market continues to be unknown and is dependent upon the continuing economic recovery and the actions of our competitors. Sales for the Print sector appear to have stabilized, but still remain challenged. Apparel sales during the quarter were restricted some, to help facilitate the transition to our new manufacturing facility. The new apparel manufacturing facility continues to progress and we are in the final stages of transitioning production from our Anaheim, CA facility to the new facility. We continue to expect this transition to be completed by the end of our second fiscal quarter. So while many challenges were negotiated during the quarter, many challenges remain for fiscal year 2012. As always, we will continue to remain vigilant to the task at hand.”
About Ennis
Ennis, Inc. (www.ennis.com) is primarily engaged in the production of and sale of business forms, apparel and other business products. The Company is one of the largest private-label printed business product suppliers in the United States. Headquartered in Midlothian, Texas, the Company has production and distribution facilities strategically located throughout the United States of America, Mexico and Canada, to serve the Company’s national network of distributors. The Company, together with its subsidiaries, operates in two business segments: the Print Segment (“Print”) and Apparel Segment (“Apparel”). The Print Segment is primarily engaged in the business of manufacturing and selling business forms, other printed business products, printed and electronic media, presentation products, flex-o-graphic printing, advertising specialties and Post-it® Notes, internal bank forms, secure and negotiable documents, envelopes and other custom products. The Apparel Segment manufactures T-Shirts and distributes T-Shirts and other active-wear apparel through six distribution centers located throughout North America.
Safe Harbor Under The Private Securities Litigation Reform Act of 1995
Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These statements are subject to numerous uncertainties, which include, but are not limited to, the Company’s ability to effectively manage its business functions while growing its business in a rapidly changing environment, the Company’s ability to adapt and expand its services in such an environment, the variability in the prices of paper and other raw materials. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission. The Company undertakes no obligation to revise any forward-looking statements or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.
For Further Information Contact:
Mr. Keith Walters, Chairman, Chief Executive Officer and President
Mr. Richard L. Travis, Jr., Chief Financial Officer
Mr. Michael Magill, Executive Vice President
Ennis, Inc.
2441 Presidential Parkway
Midlothian, Texas 76065
Phone: (972) 775-9801
Fax: (972) 775-9820
www.ennis.com

Ennis, Inc.
Condensed Financial Information
(In thousands, except per share amounts)

	Three months ended
	May 31,
Condensed Operating Results	2011	2010
Revenues	$143,258	$140,741
Cost of goods sold	103,557	98,561

Gross profit margin	39,701	42,180
Operating expenses	20,857	21,247

Operating income	18,844	20,933
Other expense	994	397

Earnings before income taxes	17,850	20,536
Income tax expense	6,426	7,496

Net earnings	$11,424	$13,040

Earnings per share
Basic	$0.44	$0.51

Diluted	$0.44	$0.50

	May 31,	February 28,
Condensed Balance Sheet Information	2011	2011
Assets
Current assets
Cash	$17,853	$12,305
Accounts receivable, net	53,818	58,359
Inventories, net	115,274	100,363
Other	11,483	11,371

	198,428	182,398

Property, plant & equipment	94,670	93,661
Other	197,065	197,669

	$490,163	$473,728

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$24,970	$18,868
Accrued expenses	28,444	27,644
Current portion of long-term debt	240	586

	53,654	47,098

Long-term debt	50,000	50,000
Deferred credits	29,863	28,947

Total liabilities	133,517	126,045

Shareholders’ equity	356,646	347,683

	$490,163	$473,728

	Three months ended
	May 31,
Condensed Cash Flow Information	2011	2010
Cash provided by operating activities	$11,271	$9,651
Cash used in investing activities	(2,117)	(13,158)
Cash used in financing activities	(3,869)	(4,008)
Effect of exchange rates on cash	263	(50)

Change in cash	5,548	(7,565)
Cash at beginning of period	12,305	21,063

Cash at end of period	$17,853	$13,498